                                                Filed pursuant to Rule 424(b)(3)
                                                           File Number 333-51548
PROSPECTUS SUPPLEMENT NO. 10
                                $4,657,500,000

                            TYCO INTERNATIONAL LTD.

                    Liquid Yield Option(TM) Notes Due 2020
                             (Zero Coupon--Senior)
                                      and
                          Common Shares Issuable Upon
                    Conversion and/or Purchase of the Lyons

   This prospectus supplement supplements the prospectus dated December 18, 2000 of Tyco International Ltd., as supplemented December 21, 2000, January 5, 2001, January 12, 2001, January 25, 2001, February 9, 2001, February 26, 2001,
March 9, 2001, March 30, 2001 and April 20, 2001, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $4,657,500,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

   The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                                                        Aggregate
                                                                     Principal Amount                 Number of
                                                                      at Maturity of  Percentage of Common Shares Percentage of
                                                                      LYONs That May      LYONs      That May be  Common Shares
Name                                                                     be Sold       Outstanding     Sold(1)    Outstanding(2)
----                                                                 ---------------- ------------  ------------- -------------
HSBC Securities (USA) Inc...........................................    $1,000,000         *            10,301          *
Victory Capital Management as Investment Manager for the Potlatch-
 First Trust Co. of St. Paul--DTC 2839..............................     1,875,000         *            19,315          *
Victory Capital Management as Investment Manager for the Standard
 Insurance Company--DTC 902.........................................     1,425,000         *            14,679          *
Victory Capital Management as Agent for the Key Tr. Convertible Sec.
 Fd.--DTC 2205......................................................       575,000         *             5,923          *
Victory Capital Management as Agent for the EB Convertible Sec.
 Fd.--DTC 2205......................................................     2,975,000         *            30,646          *
Victory Capital Management as Agent for the Field Fdn. of Illinois--
 DTC 2205...........................................................       130,000         *             1,339          *
Victory Capital Management as Agent for Charitable Convertible
 Securities Fund--DTC 2205..........................................     2,775,000         *            28,586          *
Victory Capital Management as Agent for the Parker Key/
 Convertible--DTC 2205..............................................       725,000         *             7,468          *
Victory Capital Management as Agent for the Victory Invest Quality
 Bond Fund--DTC 2205................................................       325,000         *             3,347          *
Victory Capital Management as Agent for the Victory Convertible
 Securities Fund--DTC 2205..........................................     1,900,000         *            19,572          *
Victory Capital Management as Agent for the Key Trust Fixed Income
 Fund--DTC 2205.....................................................       780,000         *             8,035          *
Victory Capital Management as Agent for the Charitable Income
 Fund--DTC 2205.....................................................       515,000         *             5,305          *
Victory Capital Management as Investment Manager for the Health
 Fdn of Greater Cincinnati--DTC 2803................................       400,000         *             4,120          *
Victory Capital Management as Agent for the Union Security Life
 Insurance Co.--DTC 2205............................................       100,000         *             1,030          *

   Additionally, the following represents updated information regarding the selling securityholders listed in the Selling Securityholder table in the prospectus:

                                                               Aggregate
                                                            Principal Amount
                                                             at Maturity of  Percentage of      Number of      Percentage of
                                                             LYONs That May      LYONs        Common Shares    Common Shares
Name                                                            be Sold       Outstanding  That May be Sold(1) Outstanding(2)
----                                                        ---------------- ------------  ------------------- -------------
Rockhaven Fund.............................................   $     70,000          *                 721            *
Merrill Lynch Investment Managers--Quantitative Advisors...     60,000,000       1.3%             618,084            *
Merrill Lynch, Pierce, Fenner and Smith, Inc(3)............    154,485,000       3.3            1,591,411            *
All other holders of LYONs or future transferees, pledgees,
 donees, assignees or successors of any such holders (4)(5)   $247,420,958       5.3%           2,548,782            *

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 *  Less than one percent (1%).
(1) Assumes conversion of all of the holder's LYONs at a conversion rate of
    10.3014 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights--Conversion Rate and Delivery of Common Shares." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 1,753,548,058 common shares outstanding as of March 2, 2001. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.
(3) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Tyco International Ltd. and its affiliates have, within the past three years, engaged in, and may in the future engage in, investment banking and other commercial dealings, and Merrill Lynch acted as the initial purchaser in the private placement in which the LYONs were originally issued. Merrill Lynch has received customary fees and commissions for these transactions.
(4) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(5) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any common shares other than the common shares issuable upon conversion of the LYONs at the initial conversion rate.
                                                   (continued on following page)
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(continued from cover)

   INVESTING IN THE LYONS INVOLVES RISKS THAT ARE DESCRIBED IN THE ''RISK FACTORS RELATING TO THE LYONS'' SECTION BEGINNING ON PAGE 12 OF THE PROSPECTUS.

   Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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(TM)Trademark of Merrill Lynch & Co., Inc.

            The date of this prospectus supplement is June 4, 2001.